UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 5, 2019

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Dairy Ashford Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 337-2034

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chairman of the Board of Directors

On March 5, 2019, Curtis R. Frasier resigned as Chairman of the Board of Directors (the “Board”) and as Director of Shell Midstream Partners GP LLC, the general partner (the “General Partner”) of Shell Midstream Partners, L.P. (the “Partnership”). There were no disagreements between Mr. Frasier and the General Partner, the Partnership or any officer or director of the General Partner which led to Mr. Frasier’s resignation. Mr. Frasier’s resignation from the Board is effective April 1, 2019.

Appointment of Chairman of the Board of Directors

On March 6, 2019, the Board of Directors of the General Partner appointed Paul R. A. Goodfellow as Chairman of the Board effective April 1, 2019. Dr. Goodfellow became a member of the Board on October 29, 2014. Since April 2017, Dr. Goodfellow has served as Executive Vice President, Wells for Shell International and effective April 15, 2019, he will begin serving as Executive Vice President of Deepwater. Prior to this, Dr. Goodfellow has served as Vice President, United Kingdom and Ireland for Upstream International since February 2015, and as the Vice President Unconventionals US and Canada for Shell Upstream Americas from January 2013. Prior to this role, Dr. Goodfellow moved into the role of Vice President Development, Onshore in September 2009 for Shell Upstream Americas responsible for field development planning, technical and technology functions. In July 2008, Dr. Goodfellow was named Venture Manager for North America Onshore. In August 2003, he took up the role of Wells Manager for the Americas Region and in 2000, Dr. Goodfellow was assigned to Shell Exploration & Production Company as the Operations Manager for Deepwater Drilling and Completions. He has worked in a variety of wells related roles throughout the Royal Dutch Shell plc (“Shell”) Group. Dr. Goodfellow worked in the mining industry in South Africa and Finland prior to joining Shell in The Netherlands in 1991. Dr. Goodfellow is a Chartered Engineer and a member of the Institute of Mining and Metallurgy and SPE. Dr. Goodfellow earned a Bachelor of Engineering in Mining Engineering and a Ph.D. in Rock Mechanics from The Camborne School of Mines in the United Kingdom. The Partnership believes that Dr. Goodfellow’s extensive experience in the energy industry and as a member of the Board since the Partnership’s initial public offering makes him well qualified to serve as the Chairman of the Board.

Appointment of Director

On March 6, 2019, the sole member of the General Partner appointed Ms. Brenda Stout as a member of the Board effective April 1, 2019.

Ms. Stout will be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to its partnership agreement.

Ms. Stout, age 47, is a 12-year Shell executive with deep technology and operational experience, as well as significant experience in Shell’s refining and manufacturing businesses. Since October 2018, Ms. Stout has served as Shell’s Vice President Manufacturing Support and Excellence. In her previous role as the General Manager of the Pulau Bukom site in Singapore, Ms. Stout was responsible for the daily operations of one of Shell’s largest wholly owned integrated refineries in terms of crude distillation capacity. Prior to her role as General Manager of the Pulau Bukom site, Ms. Stout served as General Manager of Global Manufacturing Strategy Development from 2013 to 2015, General Manager of the Mobile, Alabama site from 2010 to 2013 and Production Manager at the Martinez refinery in California from 2008 to 2010. Before joining Shell in 2006 as a Business Improvement Leader in the Americas Region, Ms. Stout served in various roles at BP plc from 1994 to 2005 and then at Ineos from October 2005 when Ineos acquired BP plc’s chemicals business. Ms. Stout holds a Bachelor of Science degree in Chemical Engineering from Texas A&M University. The Partnership believes that Ms. Stout’s extensive technological and operational experience makes her well qualified to serve as a director.

Ms. Stout was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Ms. Stout that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On March 7, 2019, the Partnership issued a press release announcing the resignation of Mr. Frasier as Chairman and Director, the appointment of Dr. Goodfellow as Chairman and the appointment of Ms. Stout as Director. The press release is being furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information provided in this Item 7.01 (including the press release furnished as Exhibit 99.1) shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

99.1	Press Release dated March 7, 2019, issued by Shell Midstream Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: March 7, 2019